March 20, 2015

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

RE: Bollente Companies, Inc.

We have read the statements that we understand Bollente Companies, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith, LLC
Certified Public Accountants